Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 28, 2023, with respect to the financial statements of abrdn Emerging Markets Dividend Fund and abrdn Focused U.S. Small Cap Equity Fund, each a series of abrdn Funds, incorporated herein by reference, and to the references to our firm under the heading “Financial Highlights” in the Prospectus and under the headings “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

Philadelphia, Pennsylvania
October 29, 2024